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                                                                   EXHIBIT 10.39

June 14, 2004

Mr. Samuel L. Shanaman
5 Millstone Circle
Andover, MA 01810

Dear Sam:

      This letter will serve to confirm and memorialize the agreement reached between you and the Board of Directors ("Board") of PolyMedica Corporation ("PolyMedica" or the "Company") upon your transition from Interim Chief Executive Officer to full-time Chief Executive Officer of the Company pursuant to the vote of the Board on January 12, 2004.

      As Chief Executive Officer of PolyMedica, you will perform such management, advisory and related services to and for the Company and its subsidiaries as may be reasonably requested from time to time by the Board. You shall report directly to the Board or its designees.

      You shall receive an annualized base salary of $500,000 ("Base Salary") payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less all required and authorized payroll deductions and state and federal withholdings. Your Base Salary may be adjusted from time to time in the sole discretion of the Company's Board or the Compensation Committee of the Board (the "Compensation Committee").

      You will be eligible for all normal Company benefits offered to senior executives administered in accordance with Company policy, which presently include, among other benefits, long-term disability, life insurance, dental and health insurance and Company holidays. Subject to length of service and other eligibility requirements, you will be entitled to participate in the Company's 401(k) retirement plan and Employee Stock Purchase Plan.

      You will earn vacation at the rate of six (6) weeks annually.

      You also will be eligible, in the sole discretion of the Compensation Committee, to receive an annual discretionary bonus equal to 100% of your Base Salary based upon objectives to be mutually agreed upon by you and the Compensation Committee.

      As set forth more fully in the Option Agreement dated February 23, 2004 previously provided to you, you received an option to purchase 240,000 shares of the Company's Common Stock with 60,000 of such shares being fully vested upon issuance and the remaining 180,000 shares vesting quarterly over the next three years.

      Pursuant to the Company's customary policies in force at the time of payment, you shall be promptly reimbursed for all reasonable and necessary business related expenses incurred in connection with, or related to, the performance of services under this letter agreement.

      You are also being provided contemporaneously with this letter agreement a Retention Agreement that sets forth certain rights that you will have in the event a change in control of the company occurs during the term of your employment with the Company.

      You hereby acknowledge and reaffirm your obligations under the Confidential Disclosure Agreement dated November 6, 2001 and acknowledge your obligations under the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement that you are contemporaneously executing with this letter agreement (the "Additional Agreements"), all of which shall survive the termination of this letter agreement.

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Samuel L. Shanaman
June 14, 2004

      Any dispute or controversy arising out of or relating in any way to your employment with and/or separation from the Company (including, but not limited to, all claims, demands or actions under any federal, state or local statute or regulation regarding employment discrimination, and/or all claims, demands or actions concerning the interpretation, construction, performance or breach of this letter agreement) shall be settled by arbitration held in Boston, Massachusetts in accordance with the Rules of the American Arbitration Association, before an arbitrator who shall have experience in the area of the matter in dispute. Each party shall bear its own costs and attorneys' fees in connection with any arbitration pursuant to this paragraph; provided, however, that this paragraph shall not apply to any dispute or controversy arising out of or relating in any way to the interpretation, construction, performance or breach of the Additional Agreements, and no such dispute or controversy shall be deemed to be arbitrable in the absence of the Board's written agreement.

      Nothing contained in this letter agreement shall preclude you from devoting incidental and insubstantial amounts of time to activities other than the business of the Company and which are not inconsistent with the best interests of the Company.

      This letter agreement contains the entire understanding between you and the Board with respect to the subject matter addressed in this letter agreement and supersedes all prior agreements and understandings between you and the Board with respect to such subject matter; provided that nothing in this letter agreement shall affect your obligations under the Additional Agreements.

      This letter agreement may not be amended or supplemented except by written instrument executed by both you and a duly authorized representative of the Board. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this letter agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

      The rights and obligations of this letter agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties.

      This letter agreement shall continue in effect until terminated by vote of the Board.

                                      Sincerely,

                                      /s/ Marcia J. Hooper
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                                      Marcia J. Hooper
                                      Compensation Committee
                                      Board of Directors, PolyMedica Corporation

ACCEPTED AND AGREED TO:

/s/ Samuel L. Shanaman
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Samuel L. Shanaman

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